Exhibit 10.1

ASSIGNMENT AND PURCHASE AGREEMENT

THIS ASSIGNMENT AND PURCHASE AGREEMENT is made as of the 14th day of May, 2013

AMONG:

GENERAL METALS CORPORATION, a company incorporated under the laws of the State of Delaware and having an office at 1155 West Fourth Street, Suite 210, Reno, Nevada, 89503

(hereinafter referred to as “General Metals”)

AND:

GENERAL GOLD CORPORATION, a company incorporated under the laws of the State of Nevada and having an office at 1155 West Fourth Street, Suite 210, Reno, Nevada, 89503

(hereinafter referred to as “General Gold”)

AND:

OPEN GOLD CORP., a company incorporated under the laws of the Province of British Columbia and having an office at Suite 2050 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 3P3

(hereinafter referred to as “Open Gold”)

WHEREAS:

A.

Independence Gold-Silver Mines Inc. (“Independence”) is the legal owner of a 100% interest in fourteen (14) full and fractional unpatented lode mining claims (the “Leased Claims”) located in the Battle Mountain District, Lander County, State of Nevada, as more particularly described hereto in Schedule “A”;

B.

Pursuant to a lease agreement entered into between Independence and Gold Range Company, LLC (“Gold Range”) dated July 13, 2005 (the “Lease Agreement”), Independence leased the Leased Claims to Gold Range, subject to the Minimum Advance Royalty (defined below) and the Production Royalty (defined below);

C.

By an assignment of lease and consent agreement dated April 29, 2005, Gold Range assigned the Lease to General Gold and retained a 1% net smelter royalty (“NSR”) on future production from the Leased Claims in favor of Gold Range (the “Gold Range Royalty”), and Independence agreed to the assignment (the “First Assignment”);

D.	Independence and General Metals entered into addendum agreements dated June 24, 2005 and April 2012 relating to the Lease Agreement (the “Addendums”);

E.	The Lease Agreement, First Assignment and the Addendums are attached hereto as Schedule “B”;

F.

General Gold currently holds a 100% legal and beneficial interest in and to 480 acres of private fee surface land exclusive of mineral rights located in Township 30 North, Lander County, State of Nevada (the “Fee Lands”), as more particularly described in Schedule “A”, subject to a trust deed in favor of Nevada Land and Resource Company, LLC; and

G.

General Metals and General Gold wish to assign and sell to Open Gold all of General Metals’ and General Gold’s right, title and interest in and to the Lease and the Fee Lands, upon the terms and conditions contained in this Agreement (the “Transaction”).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of these premises and the representations, warranties, covenants and agreements contained herein, it is hereby agreed as follows:

1.	DEFINED TERMS AND INTERPRETATIONS

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)	“Addendums” has the meaning ascribed thereto in the above recitals to this Agreement;

(b)

“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise;

(c)

“Agreement” means this assignment and purchase agreement and all Schedules attached to this Agreement, as amended, restated or replaced from time to time in accordance with the terms hereof, and the expression “Section” followed by a number means and refers to a specified Section of this Agreement;

(d)

“Applicable Laws” means, with respect to any particular Person, any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, guidelines, and general principles of common law and equity, binding on, affecting or that apply to such Person or to the Property;

(e)	“Assumed Obligations” means the following liabilities and obligations of General Metals:

(i)	all liabilities and obligations under the Existing Royalties;

(ii)	all liabilities and obligations arising under the terms of the Lease;

(iii)	all liabilities and obligations under Applicable Laws that govern the terms or administration of the Lease and the unpatented mining claims that comprise the Property;

(iv)	all liabilities and obligations relating to, arising from or connected with the ownership, possession or control of the Fee Lands;

(v)	all liabilities and obligations relating to, arising from or connected with the ownership, possession or control of the Property; and

(vi)	all Environmental Liabilities and all mining closure, rehabilitation and reclamation liabilities, obligations and costs in respect of, relating to or arising out of the Property;

(f)	“Board” means board of directors;

(g)

“Books and Records” means all technical information, and all other material information, whether in hard copy or electronic format, relating to the Property, in each case in the possession or control of General Metals or General Gold or Open Gold, as applicable;

(h)	“Business Days” means any day of the year, other than a Saturday, Sunday or any days on which major banks are closed for business in Vancouver, British Columbia or Reno, Nevada;

(i)	“Closing” means the completion of the Transaction on the Closing Date;

(j)	“Closing Date” means the date ninety (90) days following the date listed at the top of this Agreement or such other date as may be agreed to by the parties hereto;

(k)

“Closing Documents” means any documents and other deliveries required to be delivered on the Closing Date pursuant to this Agreement which will include, without limitation, such officers’ certificates and instruments of conveyance as may be prescribed by this Agreement or as are customary in transactions of the nature contemplated herein, and such other documents as the parties hereto may reasonably deem to be necessary or advisable;

(l)	“Consideration Shares” has the meaning ascribed thereto in Section 0;

(m)

“Damages” means any loss, liability, damage, cost, expense, charge, fine, penalty, or assessment resulting from or arising out of any Proceeding, including the costs and expenses of any Proceeding (including reasonable legal fees and expenses); but excluding any indirect, consequential, special, punitive, or exemplary damage, including, but not limited to, loss of profit or revenue, reduced cash flow, interference with operations or loss of lenders, investors or buyers;

(n)

“Environment” means the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, all living organisms and interacting natural systems that include components of air, land, water, organic and inorganic matters and living organisms and “environment” or “natural environment” as defined in any Environmental Laws, and “Environmental” will have a similar extended meaning;

(o)

“Environmental Laws” means all Applicable Laws relating in whole or in part to the Environment and includes those relating to pollution or protection of the Environment, Environmental and/or mining rehabilitation and reclamation, public health, safety or natural resources;

(p)

“Environmental Liabilities” means any and all actions, demands, claims, debts, costs, Damages, duties and obligations of any nature imposed, issued rendered or arising under or pursuant to any Environmental Law including those pertaining to the impairment or contamination of the Environment;

(q)	“Exchange” means the TSX Venture Exchange;

(r)	“Existing Royalties” means the Gold Range Royalty, Minimum Advance Royalty, and the Production Royalty, all as further described in Schedule “D” hereto;

(s)	“Fee Lands” has the meaning ascribed thereto in the above recitals to this Agreement;

(t)	“Financing” has the meaning ascribed thereto in Section 2.9;

(u)	“First Assignment” has the meaning ascribed thereto in the above recitals to this Agreement;

(v)	“General Gold” means General Gold Corporation, a company incorporated under the laws of the State of Nevada, and a wholly-owned subsidiary of General Metals;

(w)	“General Metals” means General Metals Corporation, a company incorporated under the laws of the State of Delaware;

(x)	“General Metals Consideration Shares” has the meaning ascribed thereto in Section 2.7(b);

(y)	“General Metals Nominees” has the meaning ascribed thereto in Section 2.8(b);

(z)	“Gold Range” means Gold Range Company, LLC, a limited liability company incorporated under the laws of the State of Nevada;

(aa)	“Gold Range Royalty” has the meaning ascribed thereto in the above recitals to this Agreement;

(bb)

“Governmental Entity” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX Venture Exchange and the Toronto Stock Exchange, (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(cc)	“IFRS” means International Financial Reporting Standards;

(dd)	“Indemnitee” has the meaning ascribed thereto in Section 10.4;

(ee)	“Indemnitor” has the meaning ascribed thereto in Section 10.4;

(ff)	“Independence” means Independence Gold-Silver Mine Inc., a company incorporated under the laws of the State of Washington;

(gg)	“Independent Nominee” has the meaning ascribed thereto in Section 2.8(c);

(hh)	“Information” has the meaning ascribed thereto in Section 8;

(ii)	“Interim Period” means the period from and including the date hereof to and including the Closing Date;

(jj)	“Lease” means collectively, the Lease Agreement, the First Assignment and the Addendums;

(kk)	“Lease Agreement” has the meaning ascribed thereto in the above recitals to this Agreement;

(ll)	“Leased Claims” has the meaning ascribed thereto in the above recitals to this Agreement;

(mm)

“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that, in substance, secures payment or performance of an obligation;

(nn)	“LOI” has the meaning ascribed thereto in the above recitals to this Agreement;

(oo)

“Material Adverse Change” when used in connection with a Person, means any change, event, violation, inaccuracy, circumstance or effect that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operations of such Person and its parent (if applicable) or subsidiaries, taken as a whole, other than any change, event, violation, inaccuracy, circumstance or effect (i) relating to the global economy or securities markets in general, (ii) resulting from changes in the price of precious or base metals, (iii) resulting from the rate at which Canadian dollars or United States dollars can be exchanged into each other or for any foreign currency, or (iv) relating to the precious or base metal mining industries in general and not specifically relating to or affecting such Person;

(pp)

“Mineral Rights” means the legal and beneficial right, title and interest, in and to any and all ores, minerals and mineral resources, including gold, silver and platinum, located on, in or under the Property and will include the right to explore for, exploit and produce any and all such ores, minerals and mineral resources;

(qq)	“Minimum Advance Royalty” has the meaning ascribed thereto in Section 5(A) of the Lease, as summarized in Schedule “D”;

(rr)	“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators”;

(ss)	“NI 45-102” means National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators;

(tt)	“Notice” has the meaning ascribed thereto in Section 11.1;

(uu)	“NSR” has the meaning ascribed thereto in the above recitals to this Agreement;

(vv)	“OGS Distribution” has the meaning ascribed thereto in Section 2.7(a);

(ww)	“Open Gold” means Open Gold Corp., a company incorporated under the laws of the Province of British Columbia;

(xx)

“Open Gold Financial Statements” means the audited annual financial statements of Open Gold for the fiscal years ended January 31, 2012, January 31, 2011 and January 31, 2010 and the unaudited interim financial statements of Open Gold for the period ended October 31, 2012;

(yy)	“Open Gold Shares” means common shares in the capital of Open Gold;

(zz)

“Open Gold Public Documents” means all financial statements, management’s discussion and analysis, management information circulars, annual information forms, material change reports, prospectuses and other documents filed on SEDAR by Open Gold;

(aaa)

“Order” means any order (including any judicial or administrative order and the terms of any administrative consent), judgment, injunction, decree, ruling or award of any court, arbitrator or Governmental Entity;

(bbb)

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day business operations of the Person;

(ccc)

“Permits” means all permits, leases, licenses, certificates, approvals, authorizations, registrations, covenants, rights-of-way, easements, rights to purchase or similar rights issued to or for the benefit of a Person;

(ddd)

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

(eee)	“Proceeding” means any action, suit, proceeding, investigation, demand, assessment, claim, judgment, settlement or compromise, whether at law or in equity;

(fff)	“Production Royalty” has the meaning ascribed thereto in Section 5(B) of the Lease, as summarized in Schedule “D” hereto;

(ggg)	“Property” means collectively, the Leased Claims and the Fee Lands;

(hhh)

“Securities Laws” means the Securities Act (British Columbia) and such other securities laws that are applicable to Open Gold or General Metals, including all rules and regulations under such laws, together with applicable published policy statements, instruments, notices and Orders of all applicable securities regulatory authorities;

(iii)	“SEDAR” means the System for Electronic Document Analysis and Retrieval, as maintained by the Canadian Securities Administrators and any successor entity;

(jjj)	“Tax” or “Taxes” means all taxes and similar charges of a Governmental Entity, including:

(i)

all income, franchise, capital, capital gains, real property, withholding, payroll, employer health, transfer, sales, use, excise, consumption, anti-dumping, countervailing and value added taxes, and all other taxes of any kind for which a Person may have any liability, whether disputed or not; and

(ii)	assessments, charges, duties, rates, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith;

(kkk)

“Tax Returns” means all reports, elections, returns, declarations, remittances, filings and other documents filed or required to be filed by a Person in respect of Taxes or in respect of or pursuant to any taxing statute with any Governmental Entity;

(lll)	“Transaction” has the meaning ascribed thereto in the above recitals to this Agreement;

(mmm)	“Trust Agreement” has the meaning ascribed thereto in Section 2.7(c);

(nnn)     “Trustee” has the meaning ascribed thereto in Section 2.7(a);

(ooo)     “Trustee Securities” has the meaning ascribed thereto in Section 2.7(a); and

(ppp)     “VWAP” means the volume-weighted average price.

1.2.	Any reference in this Agreement to gender includes all genders. Words importing the singular number only will include the plural and vice versa.

1.3.	The division of this Agreement into Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.4.	Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

1.5.	The language used in this Agreement is the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

1.6.

A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

1.7.	All references in this Agreement to any currency are expressed in Canadian dollars unless otherwise specifically indicated.

1.8.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of a party, it will be deemed to refer to the actual knowledge of any director or officer of that party, and all knowledge which such Persons would have if such Person made due enquiry into the relevant subject matter having regard to the role and responsibilities of such Person as a director or officer of such party.

1.9.	The following schedules are attached hereto and form part of this Agreement:

Schedule “A”     -     Property Description

Schedule “B”     -     Lease Agreement

Schedule “C”     -     Consent to the Assignment and Assumption of Lease from Independence

Schedule “D”     -     Existing Royalties on the Property

Schedule “E”     -     Notice of Assignment of Lease

Schedule “F”     -     Existing Reclamation Obligations

Schedule “G”     -     Existing Material Liabilities

Schedule “H”     -     Agreement on Compensation for the Introduction of the Parties

2.	TRANSACTION

2.1.	Assignment of Lease

(a)

Subject to the terms and conditions set forth herein, General Metals and General Gold hereby agree to assign, set over and transfer to Open Gold on Closing, and Open Gold agrees to accept such assignment and transfer, all of General Metals’ and General Gold’s right, title and interest, both at law and in equity, in and to the Lease as if Open Gold was named in the Lease, and all rights, benefits and advantages to be derived therefrom, effective from and after the date hereof, to have and to hold unto Open Gold, its successors and assigns; and

(b)	General Metals, General Gold and Open Gold agree to do all things necessary to affect the assignment and transfer described in Section 2.1(a) at the Closing on the Closing Date.

2.2.	Purchase of Fee Lands

(a)

Subject to the terms and conditions set forth herein, General Gold hereby agrees to sell, assign and transfer to Open Gold on Closing, and Open Gold agrees to then purchase (either directly or through a subsidiary), all of General Gold’s legal and beneficial right, title and interest in and to the Fee Lands and all rights, benefits and advantages to be derived therefrom, effective from and after the date hereof, to have and to hold unto Open Gold, its successors and assigns; and

(b)	General Gold and Open Gold agree to do all things necessary to affect the sale and transfer of the Fee Lands described in Section 2.2(a) at the Closing on the Closing Date.

2.3.	Assignment to Subsidiary

The Parties hereto acknowledge that Open Gold is proposing to incorporate a wholly owned subsidiary under the laws of the State of Nevada (the “Nevada Subsidiary”) prior to Closing, which would on Closing hold the interests in the Lease Claims and the Fee Land that are being assigned and acquired under this Agreement. The Parties agree that Open Gold may assign its rights to acquire the Property pursuant to this Agreement to the Nevada Subsidiary prior to Closing, provided the Nevada Subsidiary agrees to perform the Assumed Obligations in Section 2.6, and further in the event of such assignment to the Nevada Subsidiary, Open Gold hereby agrees to guarantee the performance of such obligations by the Nevada Subsidiary.

2.4.	Consideration

As consideration for the assignment of the Lease under Section 2.1 and the purchase of the Fee Lands under Section 2.2, Open Gold will issue such number of Open Gold Shares to General Metals comprising 64% of the issued and outstanding Open Gold Shares assuming completion of the Transaction, the Financing and the issue of the finder’s fee shares described in Schedule “H” hereto (the “Consideration Shares”). Notwithstanding the foregoing, in the event the Financing involves the issuance of convertible debt (the “Convertible Debt”) convertible into Open Gold Shares (the “Underlying Shares”), for the purposes of calculating the number of Consideration Shares, the Underlying Shares will not be included as part of the issued and outstanding Open Gold Shares., however Open Gold will in such event issue special warrants (the “Consideration Special Warrants”) equal in number to the following: (# of Underlying Shares divided by 0.36) less (# of Underlying Shares).

The Consideration Special Warrants will have the same expiry date as the Convertible Debt, and will automatically convert into Open Gold Shares in proportion to the conversion of Convertible Debt into Underlying Shares. Any Convertible Debt not converted on or before the expiry date thereof will result in the expiry of the proportional amount of the Consideration Special Warrants. The Consideration Special Warrants are not otherwise convertible by the holder and are non-transferable except for transfers to the GM Shareholders as provided in this Agreement.

 As further consideration Open Gold has previously paid a non-refundable cash payment in the amount of $25,000 to General Metals, receipt of which is hereby confirmed by General Metals.

2.5.	Consent

General Metals and General Gold will obtain the consent of Independence to the assignment and assumption of the Lease in the form attached hereto as Schedule “C” within fifteen (15) Business Days of the date of execution of this Agreement, or in such form as the parties hereto may agree acting reasonably.

2.6.	Assumed Obligations

(a)

As at the date hereof, General Metals and General Gold have made, and up to and including the Closing Date General Metals and General Gold will make, all payments required to be made pursuant to the Lease, including all lease payments and royalty payments contained in Section 3 and 5 of the Lease Agreement respectively, as amended by the Addendums;

(b)

Subject to the terms and conditions herein, Open Gold will on Closing assume all of General Metals’ and General Gold’s liabilities and obligations under the Lease arising from and after the Closing Date. Open Gold covenants and agrees that on and after Closing it will perform all of General Metals’ and General Gold’s obligations under the Lease as if Open Gold was named in the Lease, including, but not limited to, the payment of the Gold Range Royalty, the Minimum Advance Royalty, the Production Royalty and the optional right to exercise the purchase option as provided in the Lease;

(c)

As at the date hereof, General Gold has made, and up to and including the Closing Date General Gold will make, all payments required to be made pursuant to the Deed of Trust and Promissory Note dated April 24, 2009;

(d)

Subject to the terms and conditions herein, Open Gold will on Closing assume all of General Gold’s liabilities and obligations under the Deed of Trust on the Fee Lands arising from and after the Closing Date. Open Gold covenants and agrees that on and after Closing it will perform all of General Gold’s obligations under the Deed of Trust on the Fee Lands as if Open Gold was named as a party thereto;

(e)

To the extent Open Gold incurs any expense or pays any amount in order to protect any of the Leased Claims or Fee Lands from loss, encumbrance or forfeiture as a result of a Lien relating to work performed by contractors prior to the Closing on, or in connection with, the Leased Claims or the Fee Lands, that number of Trustee Shares equivalent to the amount paid out by Open Gold will be cancelled using a price per Trustee Share equal to the market closing price of the Open Gold Shares for the five (5) trading days immediately preceding the date Open Gold actually incurs such expense or makes such payment. Open Gold shall provide reasonable notice to General Metals in advance of incurring such expense or making such payment, and the parties may thereafter in lieu of the above cancellation of shares determine to treat any amounts incurred or paid by Open Gold as a loan between Open Gold and General Metals; and

(f)

From and after the Closing, Open Gold will accept, assume, be liable and responsible for and agree to discharge, fulfill and perform, and to indemnify and hold General Metals and its Affiliates and their respective directors, officers and employees harmless with respect to, the Assumed Obligations, other than any of the Assumed Obligations relating to obligations of General Metals and its Affiliates that arose prior to the Closing unless the parties otherwise agree in writing, and provided that this paragraph will not be construed to remove any responsibility or liability of any party to this Agreement for a breach of a representation, warranty or other obligation agreed to herein.

2.7.	Distribution of Consideration Shares, Consideration Special Warrantsand Trustee Securities

(a)

General Metals agrees to distribute no less than 90% of the Consideration Shares and 90% of the Consideration Special Warrants to the shareholders of General Metals as at the record date of such distribution by way of a dividend or similar pro-rata distribution (the “OGS Distribution”), to be completed within twenty (20) months of the Closing Date, provided that if the Consideration Shares (and any shares issued on conversion of the Consideration Special Warrants) are subject to a thirty-six (36) month escrow pursuant to the policies of the Exchange, then the OGS distribution is to be completed within thirty-eight (38) months of the Closing Date;

(b)

On Closing, 10% of the Consideration Shares and 10% of the Consideration Special Warrants will be immediately issued in the name of General Metals, and subject to any escrow and restrictive or hold periods applicable to the share portion thereof, such Consideration Shares may be sold or otherwise used by General Metals for working capital uses until the OGS Distribution can be executed. The remaining 90% of the Consideration Shares and 90% of the Consideration Special Warrants (the “Trustee Securities”) will be registered in the name of a trustee (the “Trustee”), which will be legal counsel or a trust company mutually agreed to by the parties hereto. Any Open Gold Shares issued on conversion of the Consideration Special Warrants held by the Trustee will continue to be held by the Trustee as part of Trustee Securities, subject to any escrow requirements under Exchange rules;

(c)

Pending completion of the OGS Distribution, the Trustee will hold the Trustee Securities in trust in accordance with a trust agreement in such form as the parties hereto will act reasonably to agree to prior to the Closing (the “Trust Agreement”). If the Consideration Shares (and shares underlying the Consideration Special Warrants) are (or would be on conversion) subject to escrow pursuant to the policies of the Exchange, then the escrow agent will be instructed to deliver each escrow release to the Trustee to be held in trust;

(d)

The voting rights attached to the Consideration Shares, and any shares issued on conversion of the Consideration Special Warrants, held by General Metals post-Transaction (the “General Metals Consideration Shares”) pending the OGS Distribution will be limited as follows:

(i)

General Metals will be entitled to vote such number of General Metals Consideration Shares equal to up to 14% of the total post-Transaction issued and outstanding Open Gold Shares, which number will exclude the Trustee Shares for the purpose of calculating the total post-Transaction issued and outstanding Open Gold Shares;

(ii)	General Metals agrees not to vote such General Metals Consideration Shares that exceed the 14% threshold in Section 2.7(d)(i) at any meeting of shareholders held for any purpose;

(iii)	The parties hereto agree that Open Gold will not include any votes in excess of the 14% threshold in Section 2.7(d)(i) in tabulating votes at any such shareholder meeting; and

(iv)	Pending the OGS Distribution, neither General Metals nor the Trustee will be entitled to vote the Open Gold Shares forming part of the Trustee Securities;

(e)

The Trustee will release the Trustee Securities to General Metal’s transfer agent at the time of closing of the OGS Distribution with appropriate instructions and documentation (which General Metals and Open Gold agree to provide where necessary) to effect such distribution. To the extent that the OGS Distribution does not occur on or before forty-eight (48) months from the Closing Date, the Trustee will continue to hold the Trustee Securities in trust, however, Open Gold will, subject to obtaining any required Exchange approvals, have a right to repurchase such Consideration Shares and shares issued on Conversion of the Consideration Special Warrants, in whole or in part, at a price per share equal to 65% of the ten (10) consecutive trading day VWAP prior to the date of exercise of the repurchase right;

(f)

General Metals understands and agrees that the Consideration Shares and shares issuable on conversion of the Consideration Special Warrants may be subject to escrow requirements and restrictions on transfer under Exchange rules and applicable Canadian and United States Securities Laws. Open Gold and General Metals will cooperate in preparing any required filings in Canada or the United States as necessary to complete the OGS Distribution in accordance with applicable Securities Laws; and

(g)

In the event the Trustee Securities are proposed to be released or voted in any manner other than as contemplated above in this section 2.7, Open Gold will seek the prior approval of the Exchange, such approval being a condition to such alternate release or voting rights.

2.8.	Resulting Entity

Following completion of the Transaction, the existing officers of Open Gold will retain their offices, and the Board of Open Gold will be comprised of five (5) directors as follows:

(a)	Two (2) directors will remain from the existing Board, including Bryson Goodwin;

(b)	Two (2) directors will be nominees of General Metals (the “General Metals Nominees”); and

(c)	One (1) director will be mutually agreed to and will be a nominee that is independent of both Open Gold and General Metals (the “Independent Nominee”).

2.9.	Concurrent Financing

Concurrent with the Closing and to be completed on or before the Closing Date, Open Gold will complete a private placement and/or debt financing for aggregate gross proceeds of $2,350,000 (the “Financing”). Open Gold may pay finder’s fees and commissions of up to 8% in cash on all or part of the Financing. Open Gold will apply 85% of the proceeds to be used for the advancement of the Property and working capital. The terms of the Financing will be discussed and agreed upon between General Metals and Open Gold prior to acceptance of such terms by Open Gold, and General Metals will also have the opportunity to review and comment on the form of financing agreements proposed to be used in connection with the Financing.

2.10.	Expenses

Each party hereto will bear its respective costs incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants.

3.	REPRESENTATIONS AND WARRANTIES

3.1.	Representations and Warranties of General Metals and General Gold

General Metals and General Gold jointly and severally represent and warrant to Open Gold as follows:

(a)

the Lease applies to the shallow zone and deep zones of the Leased Claims and negotiations with the parties identified pursuant to Section A-5 of the second addendum to the Lease dated April 2012 did not conclude in a transaction;

(b)	General Gold is a 100% owned subsidiary of General Metals;

(c)	each of General Metals and General Gold have the corporate capacity to enter into and perform this Agreement and all transactions contemplated herein;

(d)	the execution, delivery and performance by them of this Agreement will not breach any other agreement or arrangement entered into by any of them or in connection with the Property;

(e)	this Agreement has been duly executed and delivered and is valid and binding in accordance with its terms;

(f)

no consent or approval of any third party or Governmental Entity is required for the execution, delivery or performance of this Agreement or for any of the transactions contemplated by this Agreement, except as provided herein;

(g)	the Lease has not been terminated and is in good standing;

(h)

neither General Metals nor General Gold are in breach of or have committed a default under the Lease and neither General Metals nor General Gold are aware of any breach of or default under the Lease with Gold Range;

(i)

during the period of currency of the Lease, all assessment work required to hold the Property has been performed and all governmental fees have been paid and all filings required to maintain the unpatented mining claims in good standing have been properly and timely recorded or filed with appropriate Governmental Entities;

(j)	to the best of their knowledge, during the period of currency of the Lease, and to the extent the following applies to that period of time,

(i)

the Leased Claims and Fee Lands comprising the Property have been duly and validly granted, staked, located and recorded pursuant to all applicable laws and regulations in the State of Nevada and are in good standing;

(ii)	the information in Schedule “A” is complete and accurate; and

(iii)	no Person has protested and to the best of their knowledge there is no basis to protest the recording of any such claims;

(k)

all work carried out by or on behalf of General Metals and General Gold on the Property has been carried out in compliance with all Applicable Laws, including Environmental Laws, and none of General Metals or General Gold nor, to their knowledge, any Person, has received any notice of any breach of any such law and they have no knowledge of any facts which would lead a well-informed operator in the mining industry to believe there are any Environmental Liabilities associated with the Property and to their knowledge, there are no environmental audits, evaluations or studies relating to the Property;

(l)

to the best of their knowledge, there have been no past violations by any of them of any material Environmental Laws or other Applicable Laws affecting or pertaining to the Property, nor any past creation of material damage or threatened material damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Property; provided, however, no such representation or warranty is made with respect to any predecessors;

(m)

there are no existing reclamation, rehabilitation, restoration or abandonment obligations with respect to the Property created by or through General Metals or General Gold other than as disclosed hereto in Schedule “F”;

(n)

to the best of their knowledge, all assessments, Taxes, rates or other levies of every nature and kind heretofore levied against the Property during the currency of the Lease have been fully paid and satisfied;

(o)	both General Metals and General Gold are validly existing and in good standing in the respective jurisdictions where each is incorporated;

(p)

General Gold holds a 100% undivided leasehold interest in and to the Leased Claims, and the Leased Claims are free and clear of all Liens, with the exception of the assignment of the Lease by Gold Range to General Gold, there is no adverse claim or challenge by any person against or to the ownership of or entitlement to the Leased Claims and, without limiting the generality of the foregoing, neither General Metals nor General Gold has entered into and there are not any agreements or options to grant or convey any interest in the Leased Claims or in the Mineral Rights or to pay any royalties with respect to the Leased Claims to any other parties, other than the Gold Range Royalty, the Minimum Advance Royalty and the Production Royalty;

(q)

General Gold is the 100% registered and beneficial owner of the Fee Lands subject to the Deed of Trust related thereto, which other than statutory right of ways, is free and clear of all Liens, there is no adverse claim or challenge by any person against or to the ownership of or entitlement to the Fee Lands and, without limiting the generality of the foregoing, neither General Metals nor General Gold has entered into and there are not any agreements or options to grant or convey any interest in the Fee Lands;

(r)

the Promissory Note and the Deed of Trust dated April 24, 2009 in relation to the Fee Lands are in good standing and there are no facts known to General Gold that would reasonably be expected to constitute an event of default thereunder;

(s)

the Property is in good standing in all material respects with respect to the performance of all material obligations required under Applicable Laws (including the payment of all maintenance costs, the performance of all minimum assessment work and the filing of reports with respect to minimum assessment work) and the condition of such Property is in material compliance with all Applicable Laws and all Orders of all Governmental Entities having jurisdiction, including in respect of any material Environmental Liability related to or arising out of such Properties;

(t)	General Metals and General Gold have no material liabilities other than as disclosed hereto in Schedule “G”; and

(u)

no claims or pending claims have been brought, or to the knowledge of General Metals or General Gold as at the date hereof, could be brought, that may result in a Lien on the Property and General Metals and General Gold will immediately notify Open Gold of any such claim or potential for any such claim arising after the date hereof up to and including the Closing Date.

3.2.	Survival of Representations and Warranties of General Metals and General Gold

The representations and warranties of General Metals and General Gold contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement will survive the Closing and, notwithstanding such Closing, and regardless of any investigation by or on behalf of Open Gold, will continue in full force and effect for the benefit of Open Gold for a period of two (2) years from the Closing Date.

3.3.	Representations and Warranties of Open Gold

Open Gold represents and warrants to General Metals and General Gold as follows:

(a)

it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(b)	the execution, delivery and performance of this Agreement will not breach any other agreement or arrangement entered into by Open Gold;

(c)

other than as disclosed herein, no consent or approval of any third party or Governmental Entity is required for the execution, delivery or performance of this Agreement or for any of the transactions contemplated herein;

(d)

to Open Gold’s knowledge the entering into and the performance of this Agreement and the transactions contemplated herein will not result in the violation of any judgment, decree, order, rule or regulation of any court or administrative body by which it is bound, or any statute or regulation applicable to it;

(e)

no proceedings are pending for, and Open Gold is unaware of any basis for the institution of any proceedings leading to, the placing of Open Gold in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(f)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms;

(g)	it is a corporation in good standing the Province of British Columbia;

(h)	as at the date of this Agreement, and except as disclosed in Open Gold’s Public Documents:

(i)	Open Gold has conducted its business only in the Ordinary Course;

(ii)	Open Gold has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Open Gold of any material property or assets;

(iv)

other than in the Ordinary Course, there has not been any incurrence, assumption or guarantee by Open Gold of any debt for borrowed money, any creation or assumption by Open Gold of any encumbrance, any making by Open Gold of any loan, advance or capital contribution to or investment in any other Person (other than loans and advances in an aggregate amount which does not exceed $50,000 outstanding at any time) or any entering into, amendment of, relinquishment, termination or non-renewal by Open Gold of any contract, agreement, Permit, lease transaction, commitment or other right or obligation which would, individually or in the aggregate, cause a Material Adverse Change on Open Gold;

(v)

other than in the Ordinary Course, there has not been any material increase in or modification of the compensation payable to or to become payable by Open Gold to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such directors, officers, employees or consultants; and

(vi)	no dividends or distributions have become or are payable on or in respect of Open Gold Shares or any other equity securities of Open Gold;

(i)	it is and at all times has been, in compliance with all Applicable Laws promulgated or issued by any Governmental Entity in respect of or applicable to Open Gold and its assets and properties;

(j)	except as disclosed in Open Gold Public Documents and as contemplated hereunder, Open Gold has not approved, entered into any binding agreement in respect of, or has any knowledge of:

(i)

the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Open Gold whether by asset sale, transfer of shares or otherwise;

(ii)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of Open Gold or otherwise) of Open Gold; or

(iii)	a proposed or planned disposition of shares by any shareholder who owns, directly or indirectly, 10% or more of the outstanding Open Gold Shares;

(k)	other than as set out in Open Gold Public Documents, or pursuant to stock options duly and validly granted under Open Gold’s stock option plan, subject to shareholder approval as required:

(i)

no Person has or will have on Closing any agreement or option, or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option, for the purchase from Open Gold of any unissued shares or securities of Open Gold;

(ii)	there is no agreement in force or effect which in any manner affects or will affect the voting or control of any of the securities of Open Gold; and

(iii)	there are no securities convertible, exchangeable or exercisable for Open Gold Shares or other rights to acquire Open Gold Shares;

(l)

except as disclosed in Open Gold Public Documents or except in relation to General Metals or General Gold, none of the directors, officers or employees of Open Gold or any other Person owns, directly or indirectly, more than 10% of any class of securities of Open Gold or securities of any Person exchangeable for more than 10% of any class of securities of Open Gold, or any associate or Affiliate of any of the foregoing, has any material interest, direct or indirect, in any transaction or any proposed transaction (including any loan made to or by any such Person) with Open Gold which materially affects, is material to or will materially affect Open Gold on a consolidated basis;

(m)

it is, and for more than four (4) consecutive months immediately preceding the date of this Agreement has been, a reporting issuer not in material default under the Securities Laws or the rules, by-laws or policies of the Exchange, and:

(i)

it has filed with all applicable securities regulatory authorities, including the Exchange, all forms, reports and documents required to be filed by it pursuant to the Securities Laws and published policies of such regulatory authorities, including the Exchange, on a timely basis;

(ii)	all such filings when made complied in all respects with then applicable legal and regulatory requirements;

(iii)

as of their respective dates, none of these filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(iv)	no confidential disclosure has been made under the Securities Laws;

(n)

the issuance and delivery of the Consideration Shares and the Consideration Special Warrants by Open Gold to General Metals will be exempt from the prospectus and registration requirements of the Securities Laws and, in addition, the first trade by General Metals of the Consideration Shares and the shares issued on conversion of the Consideration Special Warrants will be exempt from the prospectus requirements of the Canadian Securities Laws and no document will be required to be filed and no proceeding taken or approval, permit, consent, order or authorization obtained by Open Gold under the Securities Laws in connection with such first trade provided that:

(i)	Open Gold is and has been a reporting issuer in a jurisdiction of Canada for the four (4) months immediately preceding the trade;

(ii)	at least four (4) months have elapsed from the Closing Date;

(iii)	the certificate(s) representing the Consideration Shares carry a legend stating:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE ISSUE DATE.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”;

(iv)	such trade is not a control distribution (as such term is defined in NI 45-102);

(v)	no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade;

(vi)	no extraordinary commission or consideration is paid to a Person or company in respect of the trade;

(vii)	if the selling security holder is an insider or officer of Open Gold, the selling security holder has no reasonable grounds to believe that Open Gold is in default of securities legislation; and

(o)

if Open Gold is no longer eligible to rely on the United States federal securities laws as applicable to a Foreign Private Issuer (as defined in such laws), then General Metals will in connection with a sale of the Consideration Shares or shares issued on conversion of the Consideration Special Warrants, comply with an applicable registration exemption from such laws, and any U.S. state laws, in connection with a resale of such securities, and provide to Open Gold evidence satisfactory to Open Gold of such compliance.

(p)

the outstanding Open Gold Shares are, and on Closing, the Consideration Shares will be, listed for trading on the Exchange, and no order ceasing or suspending trading in any securities of Open Gold has been issued and no proceedings for such purpose are pending, or, to the knowledge of Open Gold, threatened;

(q)

it has timely filed (or there have been filed on its behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by Open Gold for all periods ended prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. To the knowledge of Open Gold, all such Tax Returns are correct and complete in all material respects. All Taxes shown on all such Tax Returns or any assessments or reassessments in respect of any such Tax Returns have been paid in full;

(r)	no Governmental Entity has asserted, or, to the knowledge of Open Gold, is threatening to assert, against Open Gold any material deficiency or claim for Taxes;

(s)

to the knowledge of Open Gold, there are no material proposed (but unassessed) Taxes outstanding and none has been asserted by any applicable Governmental Entity, including any sales Tax authority, and no waiver of any statute of limitations has been given or requested with respect to Open Gold. No Lien for Taxes has been filed or exists with respect to Open Gold other than for Taxes not yet due and payable;

(t)

it has withheld from each payment made by it, including to any of its present or former employees, officers, managers or directors and to all Persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada), the amount of all Taxes required to be withheld and has remitted such withheld amounts within the prescribed periods to the applicable Governmental Entity. Open Gold has remitted all other Taxes required to be withheld to the proper Governmental Entity within the time frames required under Applicable Laws;

(u)	it is a “taxable Canadian corporation” as defined by the Income Tax Act (Canada) and will be a taxable Canadian corporation on the Closing Date;

(v)

Open Gold Financial Statements were prepared in accordance with International Financial Reporting Standards and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Open Gold as at the date and for the periods indicated therein. Since such dates, there has been no change in the financial condition, assets, liabilities or business of Open Gold other than changes in the ordinary course of business that neither individually nor in the aggregate would have caused a Material Adverse Change on Open Gold;

(w)

Open Gold’s auditors who audited the audited Open Gold Financial Statements and who provided their audit report thereon are independent public accountants as required under applicable Securities Laws and there has never been a reportable event (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators) between Open Gold and Open Gold’s auditors or, to the knowledge of Open Gold, any former auditors of Open Gold;

(x)

no Orders suspending the sale or ceasing the trading of any securities issued by Open Gold have been issued by any Governmental Entity in Canada and are outstanding, and no proceedings for such purpose are pending or, to the knowledge of Open Gold, threatened;

(y)	it has no material indebtedness or liabilities, other than as disclosed in Open Gold Financial Statements;

(z)

it is not in violation of its constating documents or in default of the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, trust deed, mortgage, loan agreement, note, lease or other agreement or instrument to which it is a party or by which any of its assets or properties may be bound;

(aa)

any and all of the agreements and other documents and instruments to which Open Gold is a party are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, subject to applicable bankruptcy and other laws of general application limiting the enforcement of creditors’ rights generally. Open Gold is not in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged;

(bb)

it is in compliance with all applicable Environmental Laws pertaining to Open Gold properties or otherwise. Open Gold has not received any notice from any Governmental Entity alleging that Open Gold or any of its predecessors in interests in respect of Open Gold properties has violated or are violating in any material respect any Environmental Law to which such Open Gold properties are subject;

(cc)

it has not received from any Governmental Entity any notice, formal or informal, of any Proceeding, liability or potential Environmental Liability, that is pending as of the date hereof and no legal or administrative action exists, or to the knowledge of Open Gold, is threatened or pending, against Open Gold or its properties in respect of Environmental Liabilities; and

(dd)

other than as disclosed in Open Gold Public Documents, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Open Gold, threatened against Open Gold by or before any Governmental Entity or by any third party;

(ee)	it will remain in compliance with all existing agreements and fulfill all its obligations thereunder.

3.4.	Survival of Representations and Warranties of Open Gold

The representations and warranties of Open Gold contained in this Agreement and in any certificates or documents delivered pursuant to or in connection with the transactions contemplated by this Agreement will survive the Closing and, notwithstanding such Closing, and regardless of any investigation by or on behalf of General Metals, will continue in full force and effect for the benefit of General Metals for a period of two (2) years from the Closing Date.

4.	COVENANTS

4.1.	Covenants of General Metals and General Gold

(a)	General Metals agrees that it will complete the OGS Distribution in accordance with the requirements contained in Sections 2.5 and 2.7;

(b)

General Metals agrees to prepare and file with the U.S. Securities Exchange Commission in the required form a preliminary and final proxy statement in such form as is required to obtain General Metals’ shareholder approval to the Transaction, and to take all such further action necessary to obtain such shareholder approval by no later than June 15, 2013;

(c)	General Metals and General Gold covenant and agree with Open Gold that, during the Interim Period, it will:

(i)

furnish promptly to Open Gold a copy of each notice, report, schedule or other document or communication delivered, filed or received by General Metals or General Gold in connection with the transactions contemplated by this Agreement, and filings under Applicable Laws and any dealings with Governmental Entities in connection with or in any way affecting the transactions contemplated by this Agreement;

(ii)

furnish to Open Gold an independent title opinion on the Property to confirm the record title to the Leased Claims, Fee Lands and General Gold’s leasehold interest in the unpatented mining claims, to be delivered within fourteen (14) days of execution of this Agreement;

(iii)	except as otherwise contemplated by this Agreement:

A.	use commercially reasonable efforts to preserve and protect or cause to be preserved and protected the Property, including title to the Property; and

B.	not make any modification of its Ordinary Course practices in respect of its operations in respect of the Property or make or negotiate to make any commitments in respect of the Property;

(iv)

subject to Section 9.3, use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent set forth in Section 5.1 to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, to the extent within its control, all other things necessary, proper or advisable under Applicable Laws to complete the transactions contemplated in this Agreement, including using its commercially reasonable efforts to:

A.

effect all necessary registrations and filings and submissions of information requested by any Governmental Entity required to be effected by it in connection with the transactions contemplated by this Agreement; and

B.	fulfill all conditions and satisfy all provisions of the transactions contemplated by this Agreement; and

(v)

subject to Applicable Laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the transactions contemplated in this Agreement;

(d)

General Metals and General Gold will use their reasonable commercial efforts to deliver to Open Gold on the Closing Date copies of invoices, and other supporting documentation agreed upon by General Metals and General Gold, in General Metals or General Gold’s possession relating to expenditures on the Property up to and including the Closing Date;

(e)	On Closing, General Gold will sign notice of assignment of lease in such form attached hereto as Schedule “E” for filing with the Bureau of Land Management; and

(f)

On Closing, General Gold will sign and enter into such documents as are necessary to give effect to the purchase and sale of the Fee Lands, including such documents as may be required to be filed to record title with the applicable governmental authority, and such documents as may be necessary to transfer the obligations under the Trust Deed and Promissory Note dated April 24, 2009 to Open Gold.

4.2.	Covenants of Open Gold

Open Gold covenants and agrees with General Metals and General Gold that, during the Interim Period, it will:

(a)

make application to the Exchange and take such actions as are required for the approval of the transactions contemplated by this Agreement, including the issuance of the Consideration Shares and listing of the Consideration Shares on the Closing Date, or as soon as possible after the execution of this Agreement, and if required by the Exchange, prepare and file any information circular or other document required to obtain any shareholder approval as may be required by the Exchange, so that such shareholder approval is obtained by no later than June 15, 2013;

(b)

furnish promptly to General Metals a copy of each notice, report, schedule or other document or communication delivered, filed or received by Open Gold in connection with the transactions contemplated by this Agreement, any filings made under any Applicable Laws and any dealings or communications with any Governmental Entity, in connection with, or in any way affecting, the transactions contemplated by this Agreement;

(c)

use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent set forth in Section 5.2 to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, to the extent within its control, all other things necessary, proper or advisable under Applicable Laws to complete the transactions contemplated herein, including using its commercially reasonable efforts to:

(i)

effect all necessary registrations and filings and submissions of information requested by any Governmental Entity required to be effected by it in connection with the transactions contemplated by this Agreement; and

(ii)	fulfill all conditions and satisfy all provisions of the transactions contemplated by this Agreement;

(d)

subject to Applicable Laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the transactions contemplated herein;

(e)

conduct and operate its business and affairs only in the Ordinary Course in a prudent manner and so as not to make any of its representations and warranties herein contained untrue and use commercially reasonable best efforts to preserve its business organization, goodwill and material business relationships with other Persons and for greater certainty, it will not enter into any material transaction out of the Ordinary Course and in all material respects conduct itself so as to keep General Metals fully informed as to the material decisions or actions required to be made with respect to the operation of its business and, without limiting the generality of the foregoing, it will not, without the prior written consent of General Metals, such consent not to be unreasonably withheld, prior to the completion of the transactions contemplated by this Agreement:

(i)	issue any securities;

(ii)	make any material expenditures out of the Ordinary Course, other than in connection with its ongoing public filing requirements and the completion of the transactions contemplated by this Agreement;

(iii)	declare or pay any dividends or distribute any of its properties or assets to shareholders;

(iv)	enter into any material contracts out of the Ordinary Course, other than in connection with the transactions contemplated by this Agreement;

(v)	alter or amend its articles or by-laws;

(vi)	sell, pledge, lease, dispose of, grant any interest in, encumber or agree to sell, pledge, lease, dispose of, grant any interest in or encumber any of its assets;

(vii)	redeem, purchase or offer to purchase any of its equity securities;

(viii)	acquire, directly or indirectly, any material assets, including but not limited to securities of other companies;

(ix)	incur or commit to incur any indebtedness for borrowed money, or issue any debt securities; or

(x)	approve, authorize or implement any material change to the business, financial condition, management, share capital; and

(f)

prepare and file with all applicable securities regulatory authorities all such notifications and fees as to maintain its status as a reporting issuer not in default of the Securities Laws and to permit the issuance of the Consideration Securities to General Metals on a basis exempt from the prospectus and registration requirements of the Securities Laws in accordance with the terms of this Agreement.

4.3.	Post-Closing Covenants of Open Gold

(a)

Open Gold agrees that, from and after the Closing Date, it will keep the Books and Records transferred to it at Closing, and any other documentation provided to Open Gold, for a period of seven (7) years from and after the Closing Date. Upon not less than five (5) Business Day’s prior written notice, Open Gold will provide General Metals or with reasonable access during Open Gold’s normal business hours to such Books and Records, provided that such access does not cause undue interference to the business operations of Open Gold, and General Metals will have the right, at its expense, to make and retain copies of such Books and Records, or extracts therefrom, to the extent required by it, acting reasonably. Open Gold will have the right to have its representatives present during any such access by General Metals;

(b)

Open Gold will, for a period of at least sixty (60) months after the Closing Date use its best efforts to remain a reporting issuer not in default of any requirement of the Securities Laws and maintain the listing of Open Gold Shares on the Exchange;

(c)

Open Gold will within thirty days of closing file a registration statement with the United States Security and Exchange Commission whereby Open Gold shares held by General Metals and in Trust will be registered and thereby distributable to the shareholders of General Metals within six months of closing;

(d)

In the event that, General Metals’ equity interest in Open Gold equals or exceeds 20%, or if required by any accounting authority or Governmental Entity (including if General Metals’ participation exceeds a level that will require General Metals to equity account its participation in Open Gold), then Open Gold hereby agrees to make available to General Metals as follows:

(i)

as soon as available but no later than sixty (60) days after each quarterly period of Open Gold or as required by the applicable Exchange, quarterly unaudited financial statements of and prepared by Open Gold, to include a balance sheet and an income and expense statement, prepared in accordance with IFRS, as applicable;

(ii)

as soon as available but no later than one hundred and twenty (120) days after Open Gold’s fiscal year end, annual audited financial statements of Open Gold, certified by an independent certified public accountant, prepared in accordance with IFRS, as applicable;

(iii)

no later than twenty-five (25) days after each quarterly period of General Metals, any material transactions or impairments in Open Gold’s consolidated financial results for the respective quarter; and

(iv)	no later than forty (40) days after General Metals’ fiscal year end, any material transactions or impairments in Open Gold’s consolidated financial results for the respective year.

5.	CONDITIONS OF CLOSING

5.1.	Conditions for the Benefit of Open Gold

The Transaction is subject to the satisfaction of the following conditions on or before the Closing Date, which conditions are for the exclusive benefit of Open Gold and may be waived, in whole or in part, by Open Gold in its sole discretion:

(a)

the representations and warranties of General Metals and General Gold contained in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date;

(b)	General Metals and General Gold will have fulfilled or complied with all covenants contained in this Agreement to be fulfilled, or complied with, by it at or prior to the Closing Date;

(c)

General Metals will have received an independent title opinion on the Property confirming the record title to the Leased Claims, Fee Lands and General Gold’s leasehold interest in the unpatented mining claims, all as being consistent with the ability of General Metals and General Gold to complete the Transactions contemplated in this Agreement, and free and clear of any liens or encumbrances other than statutory right of ways or easements or encumbrances provided for in any agreement that is being assumed by General Metals;

(d)	no Material Adverse Change will have occurred with respect to the Property;

(e)

there will not be pending any Proceeding against General Metals or General Gold brought by any Governmental Entity or any other Person that seeks to restrain, materially modify or invalidate the Closing;

(f)	General Metals and General Gold will have delivered to Open Gold all of the Closing Documents listed in Section 9.1 of this Agreement;

(g)

General Metals and General Gold will have obtained Independence’s consent to the assignment and assumption of the Lease in the form attached hereto as Schedule “C”, or in such form as the parties hereto may agree acting reasonably, which consent is to be obtained and delivered to Open Gold no later than fifteen (15) Business Days of the date of execution of this Agreement; and

(h)

General Metals and General Gold will have obtained and delivered a copy to Open Gold of all documents necessary from Nevada Land and Resource Company, LLC to permit the purchase and sale of the Fee Land to Open Gold (or a subsidiary of Open Gold), and the corresponding assignment of the Promissory Note and Trust Deed dated April 24, 2009 in respect thereof.

5.2.	Conditions for the Benefit of General Metals

The Transaction is subject to the satisfaction of the following conditions on or before the Closing Date, which conditions are for the exclusive benefit of General Metals and may be waived, in whole or in part, by General Metals in its sole discretion:

(a)

the representations and warranties of Open Gold contained in this Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date;

(b)	Open Gold will have fulfilled or complied with all covenants contained in this Agreement to be fulfilled, or complied with, by it at or prior to the Closing Date;

(c)	no Material Adverse Change will have occurred in respect of Open Gold’s business and properties;

(d)	there will not be pending any Proceeding against Open Gold brought by any Governmental Entity or any other Person that seeks to restrain, materially modify or invalidate the Closing; and

(e)	Open Gold will have delivered to General Metals all of the Closing Documents listed in Section 9.2.

5.3.	Mutual Conditions Precedent

The Transaction is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)	Completion of a satisfactory due diligence review by each of General Metals, General Gold and Open Gold;

(b)	Approval of the transactions contemplated in this Agreement by the Exchange;

(c)	Approval of the Transaction by the shareholders of Open Gold if required by the Exchange;

(d)	Approval of the Transaction by the shareholders of General Metals;

(e)	The Financing being fully funded (as evidenced either by signed subscription and/or loan agreements) with closing of the Financing being subject only to the concurrent Closing of the Transaction; and

(f)	Completion of a NI 43-101 compliant report on the Property and approval of the Exchange thereof.

6.	CLOSING

The completion of the transactions contemplated by this Agreement will take place at the offices of Morton Law LLP, Suite 1200, 750 West Pender Street, Vancouver, British Columbia, at 9:00 a.m., Vancouver time on the Closing Date or such other date as may be agreed upon by the parties hereto.

7.	TERMINATION

This Agreement will be subject to termination as follows:

(a)

By General Metals, at its option, by written notice to Open Gold if the Financing has not been fully subscribed for at least 15 days prior to the meeting of General Metals shareholders to approve the Transaction;

(b)

by General Metals, at its option, by written notice to Open Gold specifying the specific reason for termination, on or before the Closing Date if any one or more of the conditions set forth in Section 5.2 has become incapable of fulfillment or has not been fulfilled on or prior to the Closing Date and has not been waived by General Metals; or

(c)

by Open Gold, at its option, by written notice to General Metals specifying the specific reason for termination, on or before the Closing Date if any one or more of the conditions set forth in Section 5.1 has become incapable of fulfillment or has not been fulfilled on or prior to the Closing Date and has not been waived by Open Gold;

and any termination in accordance with this Section will be without prejudice to any right or remedy of any party hereto with respect to a breach of this Agreement by any other party.

8.	CONFIDENTIALITY

8.1.

The parties hereto acknowledge and agree that during the currency of this Agreement, all information, data, reports, geophysical, geological and other technical reports, surveys, electromagnetic seismic data and other documents concerning, regarding or in any manner related to the Property (collectively, the "Information") will be kept strictly confidential until released to the public domain. During the currency of this Agreement, the parties each covenant and agree that it and its associates, affiliates, directors, officers, employees and representatives will:

(a)	treat the Information as strictly confidential;

(b)	exercise the utmost of care against disclosure;

(c)	protect and safeguard the confidentiality of the Information;

(d)	not make any unauthorized use thereof; and

(e)

not release, disclose or provide any Information to a third party without the prior written consent of Open Gold, except to the extent that such disclosure is required by law or the policies of the stock exchange upon which the securities of a party hereto are listed and posted for trading;

8.2.

Any press release or other disclosure relating to the Property that is not already in the public domain will be reviewed by Open Gold prior to release in order that they may provide comments on such disclosure prior to release; and

8.3.

Any press release or other disclosure relating to the Transaction will be reviewed by General Metals prior to release in order that they may provide comments on such disclosure prior to release and such release will not be made without the consent of General Metals. Such consent will not be unduly withheld.

9.	CLOSING DELIVERIES

9.1.	Closing Deliveries of General Metals and General Gold

General Metals and General Gold will deliver or cause to be delivered the following to Open Gold on the Closing Date:

(a)

such instruments of sale, transfer, conveyance, assignment or delivery, in registrable form or otherwise, in respect of the Property or any part thereof, in form and substance satisfactory to Open Gold, acting reasonably, to assure the full and effective sale, transfer, conveyance, assignment or delivery to Open Gold of the Property to be transferred under this Agreement, and Closing will be deemed to occur at such time as such documents are filed and accepted by the applicable governmental recorder’s office;

(b)	a certificate of a senior officer of General Metals, in form satisfactory to Open Gold, acting reasonably, certifying that:

(i)

the representations and warranties made by General Metals in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date;

(ii)	General Metals will have fulfilled or complied with all covenants contained in this Agreement to be fulfilled, or complied with, by it at or prior to the Closing Date; and

(iii)	no Material Adverse Change has occurred with respect to the Property;

(c)	a certificate of a senior officer of General Gold, in form satisfactory to Open Gold, acting reasonably, certifying that:

(i)

the representations and warranties made by General Gold in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date;

(ii)	General Gold will have fulfilled or complied with all covenants contained in this Agreement to be fulfilled, or complied with, by it at or prior to the Closing Date; and

(iii)	no Material Adverse Change has occurred with respect to the Property;

(d)	a certificate of a senior officer of General Metals attaching true and complete copies of:

(i)	the articles of incorporation and by-laws of General Metals;

(ii)	all resolutions of the Board of General Metals approving the entering into and completion of the transactions contemplated by this Agreement and the other Closing Documents;

(iii)	a list of the directors and officers of General Metals authorized to sign agreements together with their specimen signatures; and

(iv)	such other matters pertaining to the transactions contemplated by this Agreement as Open Gold may reasonably request;

(e)	a certificate of a senior officer of General Gold attaching true and complete copies of:

(i)	the articles of incorporation and by-laws of General Gold;

(ii)	all resolutions of the Board of General Gold approving the entering into and completion of the transactions contemplated by this Agreement and the other Closing Documents;

(iii)	a list of the directors and officers of General Gold authorized to sign agreements together with their specimen signatures; and

(iv)	such other matters pertaining to the transactions contemplated by this Agreement as Open Gold may reasonably request;

(f)	an opinion of counsel to General Metals with respect to:

(i)	the due incorporation and valid existence in good standing of General Metals;

(ii)	the due authorization, execution and delivery by General Metals of this Agreement; and

(iii)	the enforceability of this Agreement;

(g)	an opinion of counsel to General Gold with respect to:

(i)	the due incorporation and valid existence in good standing of General Gold;

(ii)	the due authorization, execution and delivery by General Gold of this Agreement; and

(iii)	the enforceability of this Agreement;

(h)	a duly executed consent to the assignment and assumption of the Lease from Independence, in form attached hereto as Schedule “C”;

(i)	a duly executed escrow agreement in form and substance satisfactory to Open Gold, acting reasonably;

(j)	the Books and Records; and

(k)	such other documents, certificates and other instruments as would be usual in respect of the transactions contemplated herein, as Open Gold may reasonably require.

9.2.	Closing Deliveries of Open Gold

Open Gold will deliver or cause to be delivered the following to General Metals on the Closing Date:

(a)	certificates evidencing the Consideration Securities registered in the name of General Metals;

(b)	a certificate of a senior officer of Open Gold certifying that:

(i)

the representations and warranties made by Open Gold in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date;

(ii)	Open Gold will have fulfilled or complied with all covenants contained in this Agreement to be fulfilled, or complied with, by it at or prior to the Closing Date; and

(iii)	no Material Adverse Change has occurred with respect to Open Gold;

(c)	a certificate of a senior officer of Open Gold, in a form satisfactory to General Metals, acting reasonably, attaching true and complete copies of:

(i)	the Notice of Articles of Open Gold;

(ii)	all resolutions of the board of directors of Open Gold approving the entering into, and completion of the transaction contemplated by, this Agreement and the other Closing Documents;

(iii)	if applicable, resolutions of the shareholders of Open Gold approving the entering into and completion of the transactions contemplated by this Agreement;

(iv)	a list of the directors and officers of Open Gold authorized to sign agreements together with their specimen signatures; and

(v)	such other matters pertaining to the transactions contemplated by this Agreement as General Metals may reasonably request;

(d)	a Certificate of Good Standing with respect to Open Gold;

(e)	an opinion of counsel to Open Gold in a form satisfactory to counsel to General Metals, acting reasonably, with respect to:

(i)	the due incorporation and valid existence of Open Gold;

(ii)	the due authorization, execution and delivery by Open Gold of this Agreement;

(iii)	the enforceability of this Agreement; and

(iv)

Securities Law matters for the Province of British Columbia pertaining to the issuance and delivery of the Consideration Securities and the reporting issuer status of Open Gold, as well as with respect to the listing of the Consideration Shares on the Exchange and the first trade of such securities;

(f)	a letter from Computershare Investor Services Inc. dated the Closing Date confirming the number of Open Gold Shares outstanding as of the Closing Date;

(g)

such other documents, certificates and other instruments as would be usual in respect of the transactions contemplated herein, as General Metals may reasonably require, including bills of sale and assignment and assumption agreements.

9.3.	Other Approvals

(a)

Subject to Section 4.2(c), where the consent or approval of any Governmental Entity is required to transfer or assign or re-issue the Leases to and in the name of Open Gold and such consent or approval has not been obtained on or before the Closing Date, then General Gold will continue to hold such Lease pending receipt by Open Gold of such consent or approval, provided that General Gold’s sole obligation hereunder will be to hold such Lease and to carry out at the request and expense of Open Gold such acts in compliance with Applicable Laws as must be carried out by the holder of such Lease. This Section does not create, and General Gold will not have, any fiduciary duty or special relationship of trust or care, express or implied, to Open Gold in respect of any such Lease nor will General Gold have any obligation to take any steps or apply independent judgment to maintain the Lease in good standing. The maximum period of time that General Gold may be required to hold the Lease pursuant to this Section will be for two (2) years after the Closing Date; and

(b)

Subject to Section 4.2(c), where the consent or approval of any Governmental Entity is required to transfer or assign or re-issue the Fee Lands to and in the name of Open Gold and such consent or approval has not been obtained on or before the Closing Date, then General Gold will continue to hold such Fee Lands pending receipt by Open Gold of such consent or approval, provided that General Gold’s sole obligation hereunder will be to hold such Fee Lands and to carry out at the request and expense of Open Gold such acts in compliance with Applicable Laws as must be carried out by the holder of such Lease. This Section does not create, and General Gold will not have, any fiduciary duty or special relationship of trust or care, express or implied, to Open Gold in respect of any such Fee Lands nor will General Gold have any obligation to take any steps or apply independent judgment to maintain the Fee Lands in good standing. The maximum period of time that General Gold may be required to hold the Fee Lands pursuant to this Section will be for two (2) years after the Closing Date.

10.	INDEMNIFICATION

10.1.

General Metals will indemnify and save each of Open Gold and its directors, officers, employees, agents and representatives harmless from, and will pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty given by General Metals or General Gold contained in this Agreement; or

(b)	any failure of General Metals or General Gold to perform or fulfill any of its covenants or obligations under this Agreement;

10.2.

Open Gold will indemnify and save each of General Metals and its directors, officers, employees, agents and representatives harmless from, and will pay for, any Damages suffered by, imposed upon or asserted against any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any breach or inaccuracy of any representation or warranty given by Open Gold contained in this Agreement; or

(b)	any failure of Open Gold to perform or fulfill any of its covenants or obligations under this Agreement;

10.3.

Each of General Metals and Open Gold agrees that it accepts each indemnity in favor of its directors, officers, employees, agents, and representatives as agent and trustee of each such Person, and agrees that the other party hereto may enforce an indemnity in favor of such other party’s directors, officers, employees, agents and representatives;

10.4.

A party claiming for indemnity under this Section (the “Indemnitee”) will give prompt notice of any claim, action, proceeding or circumstances that could reasonably give rise to such a claim to the party which has agreed to indemnify it (the “Indemnitor”). Inadvertent failure to give such prompt notice will not preclude the Indemnitee from pursuing the claim unless and to the extent that the Indemnitor is materially prejudiced by such failure. The Indemnitor may, and will, if directed to do so by the Indemnitee, at its own expense and in the name of the Indemnitee or otherwise, dispute any claim made, or any matter on which a claim could be made, by a third party in respect of which a notice has been given by the Indemnitee under this Section and may retain legal counsel acceptable to the Indemnitee, acting reasonably, to have conduct of any proceeding relating to such a claim. The Indemnitee may employ separate counsel with respect to any such claims brought by a third party and participate in the defense thereof, provided the fees and expenses of such counsel will be the responsibility of the Indemnitee unless:

(a)	the Indemnitor fails to assume the defense of such claim on behalf of the Indemnitee within five days of receiving notice of such claim; or

(b)	the employment of such counsel has been authorized by the Indemnitor;

in each of which cases the Indemnitor will not have the right to assume the defense of such suit on behalf of the Indemnitee but will be liable to pay the reasonable fees and expenses of counsel for the Indemnitee. For the purpose of confirming or disputing such a claim, the Indemnitee will provide full and complete disclosure to the Indemnitor and complete access to and right of inspection by the representatives of the Indemnitor of all documents and records in the possession or control of the Indemnitee relating to such claim. If any security is required to be provided for the purpose of defending or contesting any such claim, including, without limitation, any appeal of any judgment, the Indemnitor will provide such security and all monies or property representing such security received by the Indemnitee as a result of a successful defense or contestation will be held in trust by the Indemnitee for the benefit of the Indemnitor and will be remitted to the Indemnitor on demand. Neither the Indemnitee nor the Indemnitor will settle, compromise or pay any claim for which indemnity is sought hereunder except with the prior written consent of the other, such consent not to be unreasonably withheld, or in the case of the Indemnitee unless the Indemnitor fails to dispute and defend such claim;

10.5.

An Indemnitor will not be obligated to indemnify any Indemnitees unless and until such Indemnitees have suffered or incurred indemnifiable Damages in excess of an aggregate amount of $500,000, after which time the Indemnitees will be entitled to recover all such Damages;

10.6.	The liability of an Indemnitor pursuant to the indemnification provisions of this Section will be limited to an aggregate amount of $5,000,000; and

10.7.

The rights of indemnity set forth in this Section are the sole and exclusive remedies for any Damages for which indemnity would be claimed by the Indemnitee pursuant to Section 10.1 or Section 10.2, as the case may be, and are expressly in lieu of all other remedies, including any independent common law or statutory rights or remedies which the Indemnitee may have at any time, now or in the future, notwithstanding anything contrary in this Agreement.

11.	NOTICES

11.1.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or facsimile (but not by electronic mail) and addressed:

(a)	to Open Gold at:

Open Gold Corp.

Suite 2050-1055 West Georgia Street

Vancouver, British Columbia

Canada V6E 3P3

Attention:      Bryson Goodwin

Facsimile:       1 (604) 682-4768

(b)	to General Metals and General Gold at:

General Metals and/or General Gold

1155 West Fourth Street, Suite 210

Reno, Nevada

United States 90503

Attention:     Dan Forbush

Facsimile:      1 (775) 825-8862

11.2.	A Notice is deemed to be delivered and received:

(a)	if sent by personal delivery, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day;

(b)	if sent by same-day service courier, on the date of delivery if sent on a Business Day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day;

(c)	if sent by overnight courier, on the next Business Day; or

(d)	if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile; and

11.3.

A party hereto may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed.

12.	GENERAL PROVISIONS

12.1.	Time of the Essence

Time will be of the essence of this Agreement.

12.2.	Enurment

This Agreement will become effective when executed by General Metals, General Gold and Open Gold and after that time will be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement will be assignable or transferable by any party hereto without the consent of the other parties.

12.3.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto with respect to the subject matter of this Agreement. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties hereto have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

12.4.	Waiver

(a)

No waiver of any of the provisions of this Agreement will be deemed to constitute a waiver of any other provision (whether or not similar), nor will such waiver be binding unless executed in writing by the party to be bound by the waiver; and

(b)

No failure on the part of General Metals, General Gold or Open Gold to exercise, and no delay in exercising any right under this Agreement will operate as a waiver of such right; nor will any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

12.5.	Further Assurances

General Metals, General Gold and Open Gold covenant and agree that, from time to time subsequent to the Closing Date, they will, at the request and expense of the requesting party, execute and deliver all such documents, including all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as each other party hereto, acting reasonably, may from time to time request be executed or done in order to give effect fully to any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

12.6.	Severability

If any provision of this Agreement will be determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect.

12.7.	Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The courts of the Province of British Columbia have jurisdiction to settle any dispute arising out of or in connection with this Agreement. The Parties hereto agree that the courts of the Province of British Columbia are the most appropriate and convenient courts to settle any such dispute.

12.8.	Amendment

This Agreement may not be amended except by written agreement between the parties hereto.

12.9.	Public Announcements

Neither party hereto will make any public statement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be necessary in the opinion of counsel to the party making the disclosure, to comply with the requirements of all Securities Laws. If any such public statement or press release is so required, the party making such disclosure will consult with the other party prior to making such statement or release, and the parties hereto will use all reasonable efforts, acting in good faith to agree upon a text for such statement or release that is satisfactory to all parties.

12.10.	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument.

[Remainder of this page intentionally left blank, signature page to follow]

IN WITNESS WHEREOF the parties hereto have executed this Assignment of Lease Agreement.

GENERAL METALS CORPORATION

By:	/s/ Daniel J. Forbush
Name: Daniel J. Forbush

Title: President, CEO and CFO

GENERAL GOLD CORPORATION

By:	/s/ Daniel J. Forbush
Name: Daniel J. Forbush

Title: President, CEO and CFO

OPEN GOLD CORP.

By:	/s/ Bryson Goodwin
Name: Bryson Goodwin

Title: President

SCHEDULE “A”

PROPERTY DESCRIPTION

Legal Description of the Leased Claims and Fee Lands Comprising the Property is as follows:

The Leased Claims are located in Sections 28, 29, 32, and 33, Township 31 North, Range 43 East, MDBM, Lander County, Nevada. The Leased Claims are centered at N40o 31’ 30.672” Latitude and W117o 08’ 45.014” Longitude due south of, and adjacent to Newmont’s Phoenix Project and approximately 14 miles south of Battle Mountain, Nevada.

The Leased Claims cover approximately 238 acres and consists of 14 full and fractional, unpatented lode mining claims situated in Sections 28, 29, 32, and 33, Township 31 North, Range 43 East, MDBM, Lander County, Nevada, as identified in the table below. The Leased Claims are situated entirely on BLM administered lands in the Battle Mountain Mining District, Lander County, Nevada.

The Fee Lands consist of an additional 480 acres of private fee surface land exclusive of mineral rights and consisting of the N1/2 and the SW1/4 of section 17, Township 30 North, Range 43 East, MDBM, Lander County, Nevada.

Claim Name	BLM Serial #	Year Located

Independence	66957	1937
Independence No.1	66958	1937
Independence No.2	66959	1938
Independence No.3	66960	1938
Independence No.4	66961	1939
Independence No.5	66962	1939
North Independence No. 1	66964	1972
North Independence No.2	66965	1972
North Independence Fraction	66963	1972
Old Glory	105694	1969
DC – 80	105695	1965
DC – 81	105696	1965
DC – 82	105697	1965
DC – 83	105698	1969

SCHEDULE “B”

LEASE AGREEMENT

SCHEDULE “C”

CONSENT TO THE ASSIGNMENT AND ASSUMPTION OF LEASE FROM INDEPENDENCE

CONSENT TO THE ASSIGNMENT AND ASSUMPTION OF LEASE

THIS AGREEMENT date for reference the _____ day of _________________________, 2013

BETWEEN:

INDEPENDENCE GOLD-SILVER MINES INC., a company incorporated pursuant to the laws of the State of Washington and having an office at 1000 Second Avenue, Suite 1750, Seattle, Washington, 98104

(the “Lessor”)

AND:

GENERAL GOLD, INC., a company incorporated pursuant to the laws of the State of Nevada and having an office at 1155 West Fourth Street, Suite 210, Reno, Nevada, 89503

(the “Lessee”)

AND:

OPEN GOLD CORP., a company incorporated pursuant to the laws of the Province of British Columbia and having an office at Suite 2050 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 3P3

(the “Assignee”)

AND:

GENERAL METALS CORPORATION, a company incorporated pursuant to the laws of the State of Delaware and having an office at 1155 West Fourth Street, Suite 210, Reno, Nevada, 89503

(“General Metals”)

WHEREAS:

A.

Pursuant to the lease (the “Lease Agreement”) entered into between the Lessor and Gold Range Company, LLC (“Gold Range”) dated July 13, 2005, the Lessor leased to Gold Range certain unpatented mining claims located in the Battle Mountain District, Lander County, State of Nevada, which claims, including unpatented mining claims subsequently acquired within the area of interest, are more particularly described hereto in Exhibit “A” (“Leased Claims”);

B.

The Lessor, Gold Range and the Lessee entered into an assignment of lease and consent agreement dated June 29, 2005, whereby the Lessor agreed to the assignment of the Lease by Gold Range to the Lessee (the “First Assignment”);

C.	The Lessor and General Metals entered into addendum agreements dated June 24, 2005 and April 2012 relating to the Lease Agreement (the “Addendums”);

D.

Pursuant to an assignment and purchase agreement (“Assignment Agreement”) dated May 8, 2013 between General Metals, the Lessee and the Assignee, General Metals and the Lessee agreed to assign all of General Metals and the Lessee’s right, title and interest in and to the Lease (defined below) (the “Assignment”); and

E.

Pursuant to the terms of the Assignment Agreement, the Lessee is required to obtain the consent of the Lessor to consent to the assignment and assumption of the Lease to and by the Assignee as a condition to the Assignment.

NOW THEREFORE in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.

In this Agreement, the expression “Lessee’s Covenants” means all obligations of Gold Range as set out in the Lease or established by law arising during the term of the Lease or any renewal thereof and, without limiting the generality of the foregoing, includes the obligation to pay rent and all other payments to the Lessor, now owing or to become due in the future and whether characterized as rent or not, and all other obligations of Gold Range whether constituting conditions, covenants, provisos, representations, undertaking or warranties, and the expression “Lease” means collectively, the Lease Agreement, the First Assignment and the Addendums;

2.	The Lessor hereby consents to the Assignment of the Lease pursuant to and in accordance with the Assignment Agreement;

3.

The parties hereto agree that the Assignee may assign this Consent to the Assignment of Lease to a wholly owned subsidiary established in the State of Nevada for the purpose of holding the Lease and Addendums, and will provide notice to the Lessor of such assignment on or prior to the date of such assignment;

4.

The consent herein contained is restricted to the Assignment to the Assignee set forth in this Agreement and the prohibition contained in the Lease against assignment or subletting by the Lessee will otherwise remain in full force and effect and this consent will not be deemed to be a consent to, nor waiver of the requirement for the Lessor’s consent to, any further or other assignment of the Lease or any part thereof or subletting of the Leased Claims or any part thereof;

5.	The Assignee hereby covenants and agrees with the Lessor as follows:

a.	to perform all of General Metals’ and the Lessee’s Covenants as if the Assignee were named the lessee in the Lease and the Assignee hereby acknowledges receipt of a copy of the Lease; and

b.	that the Assignee will not assign the Lease or any part thereof or sublet or part with possession of the Leased Claims or any part thereof except in accordance with the terms of the Lease;

6.

The Lessor represents to the Assignee that General Metals and the Lessee are not in default under the Lease, that the Lease is currently in good standing and that all payments required to be made thereunder as at the date hereof have been made; and

7.

This Agreement will enure to the benefit of, and be binding upon, the Lessor and the Lessee and their respective successors and assigns, the Assignee and its successors and permitted assigns under the Lease and General Metals and its successors and permitted assigns.

IN WITNESS WHEREOF the Lessor, the Lessee, the Assignee and General Metals have all executed this Agreement as of the day and year first above written.

INDEPENDENCE GOLD-SILVER MINES INC.

By:
Name:

Title:

GENERAL GOLD CORPORATION

By:
Name:

Title:

OPEN GOLD CORP.

By:
Name:

Title:

GENERAL METALS CORPORATION

By:
Name:

Title:

EXHIBIT “A”

TO THE CONSENT TO THE ASSIGNMENT AND ASSUMPTION OF LEASE

Claim Name	BLM Serial #	Year Located

Independence	66957	1937
Independence No.1	66958	1937
Independence No.2	66959	1938
Independence No.3	66960	1938
Independence No.4	66961	1939
Independence No.5	66962	1939
North Independence No. 1	66964	1972
North Independence No.2	66965	1972
North Independence Fraction	66963	1972
Old Glory	105694	1969
DC – 80	105695	1965
DC – 81	105696	1965
DC – 82	105697	1965
DC – 83	105698	1969

SCHEDULE "D"

EXISTING ROYALTIES ON THE PROPERTY

1.	1% NSR payable to Gold Range, LLC (the “Gold Range Royalty”);

2.	Minimum advance royalty (the “Advance Royalty”) payable to Independence Gold-Silver Mines Inc. (“Independence”) as follows:

a.

The Advance Royalty will be paid for so long as the Lease dated July 13, 2005 entered into between Independence and Gold Range as amended is in force and without regard to mining, production or sale of minerals on or from the claims;

b.	The Advance Royalty will not be paid if:

i.	the Lease is terminated; or
ii.

if during the six (6) month period immediately preceding the date on which an Advance Royalty payment is otherwise due, the party responsible for paying the Advance Royalty has paid to Independence Production Royalty payments (defined below) in an amount equal to or in excess of the Advance Royalty payment;

c.	All cumulative Advance Royalty payments paid to Independence under the Lease will be credited against any Production Royalty due to Independence;

d.

Advance Royalty payments due from October 1, 2012 through April 1, 2018 will be $50,000 increased by the greater of 25% or the percentage increase in the producer price index for the six (6) calendar years ending December 31, 2011, the base index date being December 31, 2005, plus $2,500;

e.

Advanced Royalty payments due June 15, 2012, October 1, 2012, April 1, 2013, October 1, 2013 and April 1, 2014, less any Advanced Royalty payments already made thereunder, are deferred until April 25, 2014; and

f.

Advance Royalty payments due from October 1, 2018 through April 1, 2025 will be the April 1, 2018 payment, increased by the greater of 25% or the percentage increase in the producer price index for the six (6) calendar years ending December 31, 2017, the base index being December 31, 2011, plus $2,500; and

3.	Production royalty (the “Production Royalty”) payable to Independence as follows:

a.	3% NSR on all ores or minerals produced other than gold or silver; and

b.

A production royalty percentage rate set at a maximum of 5% NSR above $475 per ounce of gold for the sale of all gold, silver or platinum contained in leased substances from the claims based upon the average daily price of gold on the London Metal Exchange for the twenty (20) trading days immediately preceding the date of sale of such leased substances.

SCHEDULE “E”

NOTICE OF ASSIGNMENT OF LEASE

Recorded at the request of

and return to:

Independence Gold-Silver Mines Inc.

1000 Second Avenue, Suite 1750

Seattle, Washington 98104

NOTICE OF ASSIGNMENT OF LEASE

NOTICE IS HEREBY GIVEN that the unpatented mining claims described hereto as Exhibit A (the “Leased Claims”), all of which are situated in the Battle Mountain District, Lander County, State of Nevada, are subject to an “Assignment and Purchase Agreement” dated May 8, 2013 between GENERAL METALS CORPORATION, a company incorporated under the laws of the State of Delaware, GENERAL GOLD CORPORATION (“General Gold”), a company incorporated under the laws of the State of Nevada, and OPEN GOLD CORP. (“Open Gold”), a company incorporated under the laws of the Province of British Columbia (the “Agreement”). The Agreement sets forth the terms and provisions by which General Gold has assigned to Open Gold all of General Gold’s right, title and interest in and to the Leased Claims.

DATED this _____ day of ____________________, 2013.

[NTD – Insert Name of Nevada Subsidiary of Open Gold]

By:
Name:
Position:

STATE OF NEVADA	)
ss.
COUNTY OF ___________________	)

On this _____th day of _______________, 2013, before me, the undersigned, a Notary Public for the State of Nevada, personally appeared _________________________, known to me or proved to me to be a managing member of [NTD – Insert Name of Nevada Subsidiary of Open Gold], a Nevada corporation that executed the within instrument and he acknowledged and swore to me that [NTD – Insert Name of Nevada Subsidiary of Open Gold], a Nevada, USA, corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written in this certificate.

NOTARY PUBLIC in and for the State of Nevada.
(seal)

GENERAL GOLD CORPORATION

By:
Name:
Position:

STATE OF NEVADA	)
ss.
COUNTY OF ___________________	)

On this _____th day of _______________, 2013, before me, the undersigned, a Notary Public for the State of Nevada, personally appeared _________________________, known to me or proved to me to be a managing member of GENERAL GOLD CORPORATION, a Nevada corporation that executed the within instrument and he acknowledged and swore to me that GENERAL GOLD CORPORATION, a Nevada, USA, corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year first above written in this certificate.

NOTARY PUBLIC in and for the State of Nevada.
(seal)

EXHIBIT “A”

TO THE NOTICE OF ASSIGNMENT OF LEASE

Claim Name	BLM Serial #	Year Located

Independence	66957	1937
Independence No.1	66958	1937
Independence No.2	66959	1938
Independence No.3	66960	1938
Independence No.4	66961	1939
Independence No.5	66962	1939
North Independence No. 1	66964	1972
North Independence No.2	66965	1972
North Independence Fraction	66963	1972
Old Glory	105694	1969
DC – 80	105695	1965
DC – 81	105696	1965
DC – 82	105697	1965
DC – 83	105698	1969

SCHEDULE “F”

EXISTING RECLAMATION OBLIGATIONS

♦ [NTD – to be completed by counsel to General Metals/Gold]

SCHEDULE “G”

EXISTING MATERIAL LIABILITIES

SCHEDULE “H”

AGREEMENT ON COMPENSATION FOR THE INTRODUCTION OF THE PARTIES

The parties to the assignment and purchase agreement dated May 14, 2013 between General Metals Corporation, General Gold Corporation and Open Gold Corp. have agreed to pay a finder’s fee of $110,000 in cash or shares of Open Gold Corp., payable on closing of the transactions contemplated therein, pursuant to and in accordance with the terms of a finder’s fee agreement to be entered into with the parties on the foregoing terms.